                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                               SYNCRONYS SOFTCORP
                               3958 INCE BOULEVARD
                          CULVER CITY, CALIFORNIA 90232
                                 (310) 842-9203

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD DECEMBER 4, 1997


TO THE SHAREHOLDERS OF SYNCRONYS SOFTCORP:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Syncronys Softcorp, a Nevada corporation (the "Company"), will be held at the Red Lion Hotel, 6161 Centinela Avenue, Culver City, California 90230, on Thursday, December 4, 1997, at 10AM, Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

1. The election of three (3) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2. The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors;

3. The approval of an amendment to the Company's 1995 Stock Option Plan (the "Plan") to increase the total number of shares which may be issued upon the exercise of options granted under the Plan from 2,000,000 to 2,800,000; and

4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only holders of the $.0001 par value common stock of the Company of record at the close of business on October 28, 1997, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS



/s/ DANIEL G. TAYLOR

DANIEL G. TAYLOR
CHAIRMAN OF THE BOARD

Culver City, California
October 28, 1997

                               SYNCRONYS SOFTCORP
                               3958 INCE BOULEVARD
                          CULVER CITY, CALIFORNIA 90232
                                 (310) 842-9203


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD DECEMBER 4, 1997

                               GENERAL INFORMATION


The enclosed Proxy is solicited by and on behalf of the Board of Directors of Syncronys Softcorp, a Nevada corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Red Lion Hotel, 6161 Centinela Avenue, Culver City, California 90230, on Thursday, December 4, 1997, at 10AM, Pacific Time, and at any and all adjournments thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about October 28, 1997.

Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to the shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held out of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

The Company's Annual Report of Form 10-KSB for the fiscal year ended June 30, 1997, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                              ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board of Directors consists of up to five members. The Board of Directors recommends the election as Directors of the three (3) nominees listed below to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of these nominees are members of the present Board of Directors nominated for reelection. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as Director.

                                                Positions and Offices Held and
Name                             Age                    Term as Director
----                             ---                    ----------------

Daniel G. Taylor                 39             Chairman of the Board, Executive Vice
                                                President of Marketing and Secretary
                                                since May 1995

Rainer Poertner                  49             Chief Executive Officer, President
                                                and Director since May 1995

Lloyd I. Baron                   52             Director since October 1995


Set forth below are the names and ages of all Directors, nominees for Director and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A)
        OF THE EXCHANGE ACT.

The Directors and Executive Officers of the Company are as follows

Name                                   Age                Positions Held
----                                   ---                --------------
Daniel G. Taylor...................    39    Chairman of the Board, Executive Vice
                                             President of Marketing and Secretary
Rainer Poertner....................    49    Chief Executive Officer, President and
                                             Director
John Shaw..........................    41    Vice President of Corporate
                                             Communications
Mark Skiba.........................    39    Chief Technology Officer
Mark Bestow*.......................    32    Interim Chief Financial Officer
Jon Jackson........................    27    Vice President of Sales
Lloyd I. Baron.....................    52    Director

* Mr. Bestow replaces Barbara Velline, whose resignation as Chief Financial Officer of the Company was accepted in September 1997.

Daniel G. Taylor has served as Secretary and a Director of the Company since May 8, 1995, and as Chairman of the Board and Executive Vice President of Marketing since July 1, 1995. He also served as Chief Executive Officer from May 8, 1995 until June 30, 1995. Mr. Taylor was President and a Director of Autoship Systems Corporation from 1993 to December of 1995. From February 1995 until its merger with the Company on May 8, 1995, he also served as Chief Executive Officer and a Director of Seamless Software Corporation. From 1988 to 1992, Mr. Taylor was engaged with Cineplex Odeon Corporation with the head office in Toronto, Ontario, and on assignment with its UK subsidiary in London, England. Mr. Taylor was in the development side of the business, culminating in his appointment as Vice President of Development. Prior to joining Cineplex, he was a senior litigation associate for five years with the Toronto-based law firm of Fasken Campbell Godfrey where he participated in a broad variety of corporate and commercial litigation including corporate takeovers, shareholder actions and asset purchases. Mr. Taylor received his law degree from Osgoode Hall.

Rainer Poertner has served as President and a Director of the Company since May 8, 1995, and as Chief Executive Officer since July 1, 1995. He co-founded Seamless and served as a Director and as President of Seamless from its inception in May 1993 until its merger with the Company on May 8, 1995. Mr. Poertner has over 15 years of business experience in the international business community. After having held several positions in the European and US entertainment industries, he founded Hybrid Arts, Inc. in 1986 by arranging venture financing for ADAP - the first Direct-To-Disk Digital Recording System. After arranging Hybrid Arts' sale in 1991, Mr. Poertner became CEO of Hydra Systems, Inc. which developed and marketed ANDOR - a fully functional Macintosh CPU on a PC peripheral card. Hydra Systems subsequently sold the technology and the inherent rights to a company in Seoul, Korea in 1992 as part of a Chapter 7 voluntary liquidation. Mr. Poertner received degrees in economics from the University of Frankfurt and the Klinger Business School.

John Shaw has served as Vice President of Corporate Communications of the Company since August 1, 1996. Previously, he served as a Vice President in the investor relations practice of Sitrick and Company, from August 1995 to July 1996, where his account management responsibilities included Syncronys. Previous to Sitrick and Company, Mr. Shaw served as an Account Group Supervisor at the Financial Relations Board, from February 1992 to August 1995. Prior he worked as a business journalist including on-air with a CBS affiliate and as a print journalist with Gannett News. From 1981 to 1985, Mr. Shaw worked as a stockbroker with E.F. Hutton. Earlier, he served as a Captain and Communications Officer in the United States Marine Corps from 1978 to 1982. Mr. Shaw holds a Masters Degree in Management from Webster College and a Bachelor of Arts Degree in Psychology from the University of Arizona.

Mark Skiba has served as Chief Technology Officer since September 11, 1997. Earlier, he was a founder and president of Brookfield, Connecticut-based Inset Systems since 1983, where he developed and published the award-winning Inset and HiJaak software products. In 1995, Mr. Skiba successfully negotiated the $18 million merger for Inset Systems with Quarterdeck Corporation. At Quarterdeck, he worked as Director of Development overseeing the release of several top selling products such as Cleansweep 3.0, and eventually serving as that company's interim CTO. Mr. Skiba holds a Bachelor of Science Degree in Engineering from Notre Dame and performed his post graduate studies at Stanford University.

Mark Bestow has served as interim Chief Financial Officer of the Company since September 30, 1997. Most recently he served as corporate controller for Petersen Publishing, a Los Angeles-based public company with annual revenues of about $250 million. Prior, he served as CFO for Los Angeles-based Fancy Publications, which grew from about $25 million to more than $50 million in revenues during his tenure from 1991 to 1996. Mr. Bestow has also served in a financial and business consultant capacity to companies including Spelling Entertainment (NYSE: SP), Castle & Cooke (NYSE: CCS) and Dove Entertainment (Nasdaq: DOVE). Mr. Bestow is a certified public accountant and received his Bachelor of Science Degree in Accounting from National College, South Dakota and received his Master's Degree in Business Administration from the University of Southern California (USC).

Jon Jackson has served as Vice President of Sales of the Company since October 2, 1996. Prior to joining the Company, Mr. Jackson served as the Buyer of Application Software at Computer City from September 1995 to October 1996. He also served as Retail Product Manager for Tech Data Corporation from August 1994 to September 1995 and as a Buyer for Macy's Inc. from January of 1990 to July of 1993. Mr. Jackson pursued a continuing education opportunity from July 1993 to August 1994 and previously attended Bob Jones University.

Lloyd I. Baron, Ph.D., was elected a Director of the Company on October 16, 1995 by the Company's Board of Directors to fill one of two vacancies created by the expansion of the board from three to five members. Dr. Baron has been working in the field of international business and enterprise development for over 25 years. During this period he has served as advisor to private and public sector organizations throughout North America as well as in Asia, Africa, the Caribbean and Latin America. In 1985, he founded Horizon Pacific International and since has been its managing director, creating a team of consultants that specialize in facilitating the creation of joint ventures between emerging Asian enterprises and their counterparts in America. Dr. Baron is also the CEO & President of Autoship Systems Corporation based in Vancouver, B.C. Dr. Baron is a graduate of Michigan University, M.A. economics, and McGill University, Ph.D. economics.

Jon D. Sawyer resigned as a Director of the Company effective as of July 7, 1997. Mr. Sawyer had served as a Director of the Company since October 16, 1995.

There are no family relationships among the executive officers and directors.

The Company's Board of Directors held eleven (11) meetings during the fiscal year ended June 30, 1997. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors during the time each such Director was a member of the Board.

The Company's Directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. The Officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's shareholders, and hold office until they shall resign or have been removed from office. The date of the next annual meeting of the Company will be determined by the Company's Board of Directors in accordance with Nevada law. The Company has no audit, compensation or nominating committee.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Based solely on a review of Forms 3 and 4, and amendments thereto furnished to the Company during its most recent fiscal year; Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year; and certain written representations, the Company believes that all required reports were filed on a timely basis during the last fiscal year.

                             EXECUTIVE COMPENSATION

The following summary compensation table sets forth information regarding executive compensation for the Company's Chief Executive Officer and other highly compensated Executive Officers for the years ended June 30, 1997, 1996 and 1995. No executive officer received compensation in excess of $100,000 for the year ended June 30, 1995:

                                           Annual Compensation   Long Term Compensation
                                           -------------------   ----------------------
                                                                         Options/
                                             Fiscal                        SARs
                                              Year     Salary            (Number)
                                              ----     ------            --------

Rainer Poertner, .........................    1995    $ 71,000           150,000
  Chief Executive ........................    1996     187,500             -0-
  Officer & President ....................    1997     239,000             -0-

Daniel G. Taylor .........................    1995    $ 61,000           150,000
  Executive Vice .........................    1996     150,000             -0-
  President of Marketing .................    1997     185,000             -0-

*Wendell Brown ...........................    1995    $ 12,000           150,000
  Vice President of ......................    1996     146,000             -0-
  Technology .............................    1997       -0-               -0-

*David Gatto .............................    1995    $  -0-               -0-
  Chief Operating ........................    1996       -0-               -0-
  Officer ................................    1997     205,000           100,000

*No longer employed by the Company.

The Company has entered into employment agreements with Rainer Poertner (May 8, 1995), and Daniel G. Taylor (May 8, 1995). The initial term under these agreements is through June 30, 2000, but unless either party gives the other written notification 60 days prior to termination of the initial term or any renewal thereof, the agreements will be extended for an additional four year term. Nevertheless, these executive officers may voluntarily terminate their employment with the Company at any time. The agreement with Mr. Poertner provides for an annualized base salary of $239,000 for FY 1997, with increases of $39,000 each year thereafter. The agreement with Mr. Taylor provides for an annualized base salary of $185,000 for FY 1997, with increases of $30,000 each year thereafter. In addition, both agreements provide for bonuses to be paid from time to time in amounts to be determined by the Company's Board of Directors, and for car allowances of $500 per month. Both of these agreements provide that during the term of the individual's employment by the Company, and for a period of two years following the termination of such employment, they will hold in confidence all knowledge and information of a confidential nature with respect to the Company's business, and will not engage in any business, directly or indirectly, under any corporate or trade name used by the Company without the Company's prior consent.

In addition, at June 30, 1997 the following officers had outstanding loans to the Company in the amounts set forth below in the form of a demand note which bears interest at the rate of prime plus 2%: Rainer Poertner ($45,000), and Daniel G. Taylor ($34,500).

STOCK OPTION PLAN

In May 1995, the Board of Directors adopted a Stock Option Plan (the "Plan") which was approved by the Company's shareholders on November 28, 1995 and amended, by shareholder vote, in November 1996. The Plan allows the Board to grant stock options from time to time to employees, directors and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Incentive Stock Options will only be granted to persons who are employees or officers of the Company. Vesting provisions are determined by the Board at the time options are granted. On August 1, 1996 the Board approved an increase in the total number of options to be granted under the plan from 1,200,000 to 1,700,000 (subject to adjustment in the event of certain recapitalizations, stock splits, reorganizations and similar transactions) and this was increased to a total of 2,000,000 options under an amendment approved by a vote of the shareholders on November 26, 1996. The option price must be satisfied by the payment of cash. The Board of Directors may amend the Plan at any time, provided that the Board may not amend the Plan to materially increase the benefits accruing to participants under the Plan, or materially change the eligible classes of participants without shareholder approval.


DIRECTOR'S COMPENSATION

Compensation is not provided for directors of the Company who are employee directors. However, the Company granted its outside director 15,000 non-qualified stock options on November 7, 1995. These options were granted at an exercise price of $6.50 which was equal to the fair market value on the date of grant and were fully vested on the date of grant. In addition, Directors are entitled to receive reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 30, 1997, the stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, each named Executive Officer and Director individually and all Executive Officers and Directors of the Company as a group, in each case on a fully diluted basis including shares underlying stock options. Each person listed holds sole voting and investment power with respect to the shares shown, except as noted.

The Company does not know of any existing agreements, the operation of which may at subsequent date result in a change in control of the Company.


    Name of                             Address of            Amount and Nature of       Percent
Beneficial Owner                    Beneficial Owner          Beneficial Ownership       of Class
----------------                    ----------------          --------------------       --------

Rainer Poertner               c/o Syncronys Softcorp (*)           2,299,965(1)           10.2%

Daniel G. Taylor              c/o Syncronys Softcorp (*)           6,625,035(2)           29.3%

Lloyd I. Baron                c/o Syncronys Softcorp (*)              15,000(3)           0.06%

Mobius Capital Corp.          Continental Building                 6,475,035              28.6%
                              3rd Floor
                              25 Church Street
                              Hamilton, HMLX  Bermuda

All Executive Officers        c/o Syncronys Softcorp (*)           9,340,000(1)(2)        41.3%
and Directors as a Group                                                    (3)(4)
(6 persons)

Mathers Fund                  100 Corporate North                  1,300,000(5)            5.8%
                              Bannockburn, Illinois 60015

(*) 3958 Ince Boulevard, Culver City, CA 90232

(1) Includes 150,000 shares underlying stock options held by Mr. Poertner, all of which are fully vested.

(2) Includes 6,475,035 shares held by Mobius Capital Corp. in which Mr. Taylor has an indirect beneficial interest and includes 150,000 shares underlying stock options held by Mr. Taylor, all of which are fully vested.

(3) Includes 15,000 shares underlying stock options held by Mr. Baron, all of which are fully vested.

(4) Includes 400,000 shares underlying stock options held by other officers of the Company, which vest in varying intervals through 2000.

(5) As of June 30, 1997, according to the Fund's Semi-Annual Report dated July 27, 1997.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALE OF AUTOSHIP SUBSIDIARY

In March 1996, the Company sold its wholly-owned subsidiary Autoship Systems Corporation to a British Columbia company owned by Dr. Lloyd Baron, an outside director of the Company. Pursuant to the sale agreement, the Company received forgiveness of indebtedness of CDN$300,000 and a note for CDN$300,000 of which CDN$100,000 was paid in 1997 and CDN$200,000 is payable in 1998.

The Company believes that the terms of the sale were comparable to those applicable under an arms-length transaction. The transaction was approved by an independent committee of the Company's Board of Directors upon their evaluation of a fairness opinion issued by an independent investment firm which reviewed and evaluated the transaction.

The Company believes that this transaction was in the best interests of the Company and its shareholders and that it improved the Company's financial condition via the forgiveness of debt and the cash receipts over time. The Autoship subsidiary was not a strategic part of the Company's business nor was it a significant source of revenues, profits or cash for the Company.

                      MATTERS NOT REQUIRED TO BE SUBMITTED


                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The independent accounting firm of KPMG Peat Marwick LLP audited the financial statements of the Company for the years ended June 30, 1996 and 1997, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, the appointment of auditors will be reconsidered by the Board of Directors.

It is expected that representatives of KPMG Peat Marwick LLP will be present at the meeting and will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

                   APPROVAL OF AMENDMENT TO STOCK OPTION PLAN

DESCRIPTION OF THE PLAN

In November 1995, the Company's Shareholders ratified the adoption of the Company's 1995 Stock Option Plan (the "Plan"). The Plan allows the Board to grant stock options from time to time to employees, directors and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Incentive Stock Options will only be granted to persons who are employees or officers of the Company. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock, $.0001 par value, subject to options under the Plan, as originally adopted, may not exceed 1,200,000, subject to adjustment in the event of certain recapitalizations, stock splits, reorganizations and similar transactions. On August 1, 1996 the Board approved an increase in the total number of options to be granted under the plan from 1,200,000 to 1,700,000 (subject to adjustment in the event of certain recapitalizations, stock splits, reorganizations and similar transactions) and this was increased to a total 2,000,000 options under an amendment approved by a vote of the shareholders in November 1996. The option price must be satisfied by the payment of cash. The Board of Directors may amend the Plan at any time, provided that the Board may not amend the Plan to materially increase the benefits accruing to participants under the Plan, or materially change the eligible classes of participants without shareholder approval.

PROPOSED AMENDMENT

In October 1997, the Board approved an amendment to the Plan, subject to shareholder approval, which increases the number of shares under the plan from 2,000,000 to 2,800,000. The Board believes that the amendment is necessary in order for the Company to have sufficient flexibility in providing for the acquisition of an equity interest in the Company by employees, officers, directors and consultants, thus providing additional incentives and motivation toward superior Company performance. Additionally, the Board believes the amendment to the Plan enables the Company sufficient flexibility to attract and retain the services of key employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

VOTE REQUIRED: BOARD OF DIRECTORS RECOMMENDATION

Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock, $.0001 par value, represented at the Annual Meeting of Shareholders. The Board of Directors recommends a vote FOR approval of the amendment to the Plan.

                                 OTHER BUSINESS

As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                  ANNUAL REPORT

The Company's Annual Report on Form 10-KSB for the fiscal year ending June 30, 1997 accompanies this Proxy Statement.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in November 1998 must be received at the offices of the Company, 3958 Ince Boulevard, Culver City, California 90232, no later than September 4, 1998, in order to be included in the Company's proxy statement and proxy relating to that meeting.



/s/ DANIEL G. TAYLOR

DANIEL G. TAYLOR
CHAIRMAN OF THE BOARD

Culver City, California
October 28, 1997